Exhibit 99.1

Stonegate Mortgage Appoints James V. Smith To Its Board Of Directors

INDIANAPOLIS--(BUSINESS WIRE)-- Stonegate Mortgage Corporation, a leading, non-bank, integrated mortgage company focused on originating, acquiring, selling, financing and servicing U.S. residential mortgage loans, announced today that its Chief Executive Officer and President, James V. Smith has been appointed to serve as a member of the Board of Directors.
Mr. Smith joined Stonegate as President and Chief Operating Officer in September 2015 and was appointed Chief Executive Officer on April 18, 2016. Commenting on the appointment, Richard A. Kraemer, Stonegate’s Chairman of the Board said, “Jim’s vast financial services and mortgage industry experience make him a valuable addition to Stonegate’s Board of Directors. Jim is a hands-on leader with exceptional business acumen and has guided Stonegate through a strategic transformation focused on stabilizing our core earnings, strengthening our balance sheet and creating shareholder value. I look forward to his contributions as a member of our Board.”

About Stonegate Mortgage Corporation
Founded in 2005, Stonegate Mortgage (NYSE:SGM) is a leading, non-bank, integrated mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage's operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.
For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Media Contact:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay, 212-446-1864
wclay@sloanepr.com

or

Investor Contact:
Stonegate Mortgage Corporation
Michael McFadden, 317-663-5904
michael.mcfadden@stonegatemtg.com
Source: Stonegate Mortgage Corporation